EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-106176 of OSI Systems, Inc. and subsidiaries on Form S-8 and in Registration Statements Nos. 333-75228, 333-73618, 333-100791 and 333-101716 of OSI Systems, Inc. and subsidiaries on Form S-3 of our report dated September 13, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets”) appearing in the Annual Report on Form 10-K of OSI Systems, Inc. and subsidiaries for the year ended June 30, 2004.

/S/ DELOITTE & TOUCHE LLP
Los Angeles, California
September 13, 2004